Exhibit (d)(1)(vii)

July 1, 2021

Natixis Funds Trust I

Vaughan Nelson Small Cap Value Fund

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Attn: David Giunta, President

Re: Vaughan Nelson Small Cap Value Fund Advisory Agreement Addendum

Dear Mr. Giunta:

The Advisory Agreement dated October 30, 2000 between Natixis Funds Trust I (formerly CDC Nvest Funds Trust I) (the “Trust”) with respect to its Vaughan Nelson Small Cap Value Fund (formerly CDC Nvest Star Small Cap Fund) (the “Series”) and Natixis Advisors, L.P. (formerly CDC IXIS Asset Management Advisers, L.P.) (the “Manager”) is hereby revised, effective July 1, 2021, to delete section 7 and to replace it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.85% the Series’ average daily net assets (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Subadvisers pursuant to any Subadvisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Natixis Funds Trust I

on behalf of its Vaughan Nelson Small Cap Value Fund series

By: /s/ David Giunta

Name: David L. Giunta

Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO:

Natixis Advisors, L.P.

By: Natixis Distribution Corporation, its general partner

By: /s/Russell Kane

Name: Russell Kane

Title: Executive Vice President, General

Counsel, Secretary and Clerk

Date: July 1, 2021